STEMCELLS, INC. REPORTS SECOND QUARTER 2014 FINANCIAL RESULTS
AND PROVIDES BUSINESS UPDATE

Conference Call to be Hosted August 12, 2014 at 4:30 p.m. EST

NEWARK, CA, August 12, 2014 (GLOBE NEWSWIRE) — StemCells, Inc. (NASDAQ: STEM), a leading stem cell company developing and commercializing novel cell-based therapeutics and tools for use in stem cell-based research and drug discovery, today provided a business update and reported financial results for the second quarter ended June 30, 2014.

“The highlight for the quarter was the release of the first interim data from our ongoing Phase I/II trial in dry age related macular degeneration (AMD),” said Martin McGlynn, president and CEO of StemCells, Inc. “We reported positive clinical findings, including a 70% reduction in the rate of geographic atrophy, relative to the untreated eye. Geographic atrophy causes vision loss in dry AMD. We also demonstrated an improvement in visual function as measured by the ability to distinguish shades of light versus dark, also referred to as ‘contrast sensitivity’ in four of the seven patients. These findings are very encouraging and certainly exceeded our expectations.”

“We also released additional interim data in our ongoing Phase I/II spinal cord injury trial. The data continue to support the earlier findings demonstrating a favorable safety profile and improvement in sensory function in half of the subjects. Based upon these results we plan to initiate two Phase II controlled proof of concept studies later this year, one in spinal cord injury and the other in dry AMD. We are making great strides in our clinical efforts and I am excited about the potential our platform technology continues to show in these early clinical trials.”

Recent Highlights:

•	We completed enrollment in our Phase I/II clinical trial in spinal cord injury. The multi-national, open-label, Phase I/II trial is evaluating both safety and preliminary efficacy of our proprietary HuCNS-SC® cells as a treatment for chronic spinal cord injury. The trial enrolled twelve subjects with chest-level injury to the spinal cord. Final results from this landmark study are expected to be released mid-2015.

•	An interim update on the Phase I/II trial in spinal cord injury was presented at the Annual Meeting of the American Spinal Injury Association in San Antonio, Texas. Interim analysis of clinical data to date has shown that the significant post-transplant gains in sensory function first reported in two patients have now been observed in two additional patients. The interim results also continue to confirm the favorable safety profile of the cells and the surgical implant procedure. In total, we have now reported clinical updates on a total of eight of the twelve patients enrolled in our Phase I/II clinical trial using our proprietary HuCNS-SC cells.

•	We reported positive interim results from our Phase I/II clinical trial for geographic atrophy of age related macular degeneration (AMD) at the 12th annual meeting of the International Society for Stem Cell Research in Vancouver, Canada. Interim results for the Phase I/II trial show a 70 percent reduction in the rate of geographic atrophy (GA) as compared to the control eye and a 65 percent reduction in the rate of GA as compared to the expected natural history of the disease. We also saw an improvement in visual acuity as measured by the ability to distinguish shades of light versus dark, also referred to as “contrast sensitivity” in four of the seven patients included in the interim data release. The Phase I/II trial has also demonstrated a favorable safety profile for our proprietary HuCNS-SC cells as a treatment for dry AMD. Final results from this landmark study are expected to be released mid-2015.

•	We stopped enrollment in our Phase I/II dry AMD trial based on the positive interim results. We are now focusing our efforts on the follow-on Phase II randomized, controlled proof-of-concept study in dry AMD that will initiate later this year.

•	We strengthened both our senior executive team and board. Stephen Huhn, M.D., F.A.C.S., F.A.A.P. was promoted to the newly created position of vice president, CNS clinical research and chief medical officer. Joel Naor, M.D., M.B.A., M.Sc., was hired as vice president, clinical development, ophthalmology; Naymisha Patel was hired as vice president, quality systems; Mohammad A. El-Kalay, Ph.D., was hired as vice president, process development. Alan Trounson, Ph.D., was appointed to our Board of Directors.

•	We raised gross proceeds of $20,000,000 through the sale of 11,299,435 units to two institutional biotechnology investors, at an offering price of $1.77 per unit. Each unit consists of one share of our common stock and a warrant to purchase 0.85 of a share of our common stock. The warrants are exercisable six months from the date of issuance at an exercise price of $2.17. The Warrants are non-transferable and will expire thirteen months from the date of issuance. Should the warrants be exercised they would bring in approximately $20 million in additional capital next year. The proceeds from this financing, combined with the funds from the warrants, should they be exercised, would provide sufficient capital to finance our projected 2015 operating expenditures.

Second Quarter Financial Results

For the second quarter of 2014, the Company reported a net loss of approximately $12,115,000, or $(0.22) per share, compared with a net loss of approximately $5,868,000, or $(0.15) per share, for the second quarter of 2013. Approximately 70% of the net loss increase this quarter was associated with a non-cash expense related to changes in the fair value of our warrant liability. This is driven by changes in our stock price.

Total revenue for the second quarter of 2014 was approximately $242,000, compared to approximately $281,000 for the same period of 2013. The decrease of 14% from 2013 to 2014 was primarily due to lower revenue from our SC Proven product sales in the second quarter of 2014.

Total operating expenses in the second quarter of 2014 were approximately $8,268,000, compared to approximately $6,425,000 in the second quarter of 2013. The increase was primarily attributable to our on-going preparation to initiate a controlled Phase II efficacy study to further investigate our proprietary HuCNS-SC cells as treatment for spinal cord injury.

Other expenses, net in the second quarter of 2014 were approximately $4,011,000, compared to other income, net of approximately $353,000 in the second quarter of 2013. The change from 2013 to 2014 was primarily due to non-cash expense related to changes in the estimated fair value of our warrant liability. This is driven by changes in our stock price.

At June 30, 2014, cash and cash equivalents totaled approximately $17,847,000. On a pro-forma basis, including the net proceeds received from the equity financing and exercise of warrants received in July, the company had approximately $37,800,000 in cash and cash equivalents.

Conference Call

StemCells will host a live conference call and webcast on Tuesday, August 12, 2014 at 4:30 PM Eastern Daylight Time (1:30 PM Pacific Daylight Time) to discuss our financial results and recent business activities. Interested parties are invited to listen to the call over the Internet via the Investors section of our website at:

http://edge.media-server.com/m/p/qhw8vz77/lan/en

An archived version of the webcast will be available for replay on our website beginning approximately two hours following the conclusion of the live call and continuing for a period of 30 days.

About StemCells, Inc.

StemCells, Inc. is engaged in the research, development, and commercialization of cell-based therapeutics and tools for use in stem cell-based research and drug discovery. The Company’s platform technology, HuCNS-SC® cells (purified human neural stem cells), are currently in development as a potential treatment for a broad range of central nervous system disorders. In a Phase I clinical trial in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children, the Company has shown preliminary evidence of progressive and durable donor-derived myelination in all four patients transplanted with HuCNS-SC cells. The Company is conducting a Phase I/II clinical trial in chronic spinal cord injury in Switzerland, Canada and the United States, and has reported positive interim data for the first eight patients. The Company is also conducting a Phase I/II clinical trial in dry age-related macular degeneration (AMD) in the United States and has reported positive interim data on seven of the 15 patients. In addition, the Company is pursuing preclinical studies in Alzheimer’s disease, with support from the California Institute for Regenerative Medicine (CIRM).  StemCells also markets stem cell research products, including media and reagents, under the SC Proven® brand. Further information about StemCells is available at http://www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”); the timing and prospects associated with detecting potential clinical benefit from the use of the Company’s HuCNS-SC cells; the prospect for continued clinical development of the Company’s HuCNS-SC cells in CNS disorders; and the adequacy of our existing supply of HuCNS-SC cells to complete our ongoing and planned clinical trials. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties with respect to the fact that additional trials will be required to confirm the safety and demonstrate the efficacy of the Company’s HuCNS-SC cells for the treatment of spinal cord injury, AMD, PMD, or any other condition; uncertainties about whether preliminary data in any Phase I clinical study will prove to be reproducible or biologically meaningful in any future clinical study; risks whether the FDA or other applicable regulatory agencies will permit the Company to continue clinical testing or conduct future clinical trials; uncertainties about the design of future clinical trials and whether the Company will receive the necessary support of a clinical trial site and its institutional review board to pursue future clinical trials; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations; uncertainties about the Company’s ability to secure funding from any governmental agency, such as the California Institute of Regenerative Medicine; uncertainty as to whether HuCNS-SC cells and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; uncertainties regarding the Company’s manufacturing capabilities given its increasing preclinical and clinical commitments; uncertainties as to whether the Company will become profitable; and other factors that are described under the heading “Risk Factors” disclosed in Part I, Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and in its subsequent reports on Form 10-Q and Form 8-K.

CONTACT:
Greg Schiffman StemCells, Inc. Chief Financial Officer (510) 456-4128	Andrea Flynn Russo Partners (646) 942-5631

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StemCells, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three months ended		Six months ended
	June 30		June 30
	2014	2013	2014	2013
Revenue:
Revenue from licensing agreements, grants and other	$23	$31	$47	$107
Revenue from product sales	219	250	534	459

Total revenue	242	281	581	566
Cost of product sales	78	77	165	144

Gross profit	164	204	416	422

Operating expenses:
Research and development	6,092	4,805	10,997	9,369
Selling, general and administrative	2,176	1,582	4,423	3,469
Wind-down expenses	—	38	—	62

Total operating expenses	8,268	6,425	15,420	12,900

Loss from operations	(8,104)	(6,221)	(15,004)	(12,478)

Other income (expense):
Change in fair value of warrant liability	(3,654)	758	(3,981)	569
Interest expense, net	(342)	(391)	(720)	(394)
Other income (expense), net	(15)	(14)	(31)	18

Total other income (expense), net	(4,011)	353	(4,732)	193

Net loss	$(12,115)	$(5,868)	$(19,736)	$(12,285)

Basic and diluted net loss per share	$(0.22)	$(0.15)	$(0.36)	$(0.32)

Shares used to compute basic and diluted loss per share	55,711,717	39,661,934	55,529,818	38,966,547

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StemCells, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2014	December 31, 2013
	(unaudited)	(unaudited)
ASSETS:
Current Assets:
Cash & cash equivalents	$17,847	$30,585
Other current assets	1,055	1,255

Total current assets	18,902	31,840

Property, plant and equipment, net	5,141	5,305
Goodwill and other intangible assets, net	3,935	3,975
Other assets, non-current	382	437

Total assets	$28,360	$41,557

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable and accrued expenses	$4,319	$5,220
Loan payable net of discount, current	3,832	3,664
Other current liabilities	145	248

Total current liabilities	8,296	9,132
Fair value of warrant liability	8,526	5,542
Loan payable net of discount, non-current	11,107	9,245
Other non-current liabilities	2,974	2,684
Stockholders’ equity	(2,543)	14,954

Total liabilities and stockholders’ equity	$28,360	$41,557

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